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                                                                     Exhibit 5.1
G U I D A N T

                                           October 14, 1999

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Ladies and Gentlemen:



     Guidant Corporation, an Indiana corporation (the "Company"), has filed with the Securities and Exchange Commission Form S-4 (the "Registration Statement") relating to shares of the Company's common stock, without par value (the "Common Stock"), that may be issued by the Company pursuant to an Agreement and Plan of Merger dated as of August 30, 1999 (the "Merger Agreement"), providing for the merger of CardioThoracic Systems, Inc ("CTS") and a wholly-owned subsidiary of the Company in which CTS will be the surviving corporation and become a wholly-owned subsidiary of the Company.

     It is my opinion that:

     A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

     B.       The shares of Common Stock to be issued pursuant to the Merger
              Agreement:

              (i)  are duly authorized; and

              (ii) will be validly issued and outstanding, fully paid and non-
                   assessable upon issuance pursuant to the terms of the Merger Agreement.

     In arriving at the foregoing opinions, I or members of my staff have examined corporate records, plans, agreements and other documents of the Company deemed appropriate. I am a member of the Bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             GUIDANT CORPORATION

                                             /s/ J.B. King
                                             ---------------------------------
                                             J.B. King
                                             Vice President and General Counsel



Guidant Corporation
111 Monument Circle, 29th Floor Indianapolis, IN 46204-5129
Mailing Address: P.O. Box 44906, Indianapolis, IN 46244-0906
Tel 317,971,2000  Fax 317.971.2040
www.guidant.com